Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACTIVISION BLIZZARD, INC.

ACTIVISION BLIZZARD, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

(1)      The name of the Corporation is Activision Blizzard, Inc.

(2)      The Corporation was originally incorporated in the state of Delaware under the name “Activision Holdings, Inc.” by the filing of the original certificate of incorporation of the Corporation with the office of the Secretary of State of the State of Delaware on February 17, 2000.

(3)      The certificate of incorporation was amended and restated on June 2, 2000 (as further amended by that certain certificate of amendment filed with the office of the Secretary of State of the State of Delaware on June 9, 2000 pursuant to which the name of the Corporation was changed to “Activision, Inc.” and as further amended by that certain certificate of amendment so filed on August 23, 2001, that certain certificate of amendment so filed on December 29, 2003 and that certain certificate of amendment so filed on April 4, 2005, the “Amended and Restated Certificate of Incorporation”).

(4)      The Amended and Restated Certificate of Incorporation was amended and restated on July 9, 2008 in order to, among other things, change the name of the Corporation to “Activision Blizzard, Inc.” (as further amended by that certain certificate of amendment filed with the office of the Secretary of State of the State of Delaware on August 15, 2008, the “Second Amended and Restated Certificate of Incorporation”).

(5)      This third amended and restated certificate of incorporation (the “Third Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

(6)      The text of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended and restated by this Third Amended and Restated Certificate of Incorporation, shall, upon the effectiveness hereof, read in its entirety as follows:

ARTICLE I

Section 1.1.                    Name.      The name of the Corporation is: Activision Blizzard, Inc. (the “Corporation”)

ARTICLE II

Section 2.1.                    Registered Office.                         The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware, 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

Section 3.1.                    Corporate Purpose.                     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as it may be amended from time to time (the “DGCL”).

ARTICLE IV

Section 4.1.                    Capital Stock.

(a)                               The total number of shares of capital stock which the Corporation shall have authority to issue is Two Billion Four Hundred Five Million (2,405,000,000) shares, of which Five Million (5,000,000) shares are designated Preferred Stock, par value $0.000001 per share and aggregate par value of Five Dollars ($5.00) (the “Preferred Stock”), and of which Two Billion Four Hundred Million (2,400,000,000) shares are designated Common Stock, par value $0.000001 per share and aggregate par value of Two Thousand Four Hundred Dollars ($2,400.00) (the “Common Stock”).

(b)                              The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.2.                    Preferred Stock.

(a)                               The Preferred Stock authorized by this Third Amended and Restated Certificate of Incorporation may be issued by the Board of Directors from time to time in one or more series.

(b)                              The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, and the liquidation preferences of any wholly unissued class or series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them.

Section 4.3.                    Common Stock.

(a)                               Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors.

(b)                              In the event of the voluntary or involuntary liquidation, distribution or winding up of the Corporation, holders of Common Stock will be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its stockholders.

(c)                               The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Common Stock shall be entitled to one vote for each share thereof held.

Section 4.4.                    Certain Limitations.  Notwithstanding anything in this Article IV to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code of 1978, as amended, the Corporation shall be prohibited from authorizing the issuance of any class, or series thereof, of nonvoting equity shares, within the meaning of such section.

ARTICLE V

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

Section 5.1.                    Number of Directors.  The number of directors of the Corporation shall be such as from time to time fixed by, or in the manner provided in the Corporation’s bylaws. Election of directors need not be by ballot unless the bylaws so provide.

Section 5.2.                    Powers of the Board of Directors.

(a)                               The Board of Directors shall have power, without the assent or vote of the stockholders: to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)                              The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(c)                               In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware and of this Third Amended and Restated Certificate of Incorporation.

Section 5.3.                    Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have power, without the assent or vote of the stockholders, to alter, amend, change, add to, repeal, rescind or make new bylaws of the Corporation.  In addition, the bylaws may be altered, amended, changed, added to, repealed or rescinded, or new bylaws may be made, by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares entitled to vote thereon.

Section 5.4.                    Amendment of Certificate of Incorporation.  The Corporation reserves the right to alter, amend, change, add to, repeal or rescind any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Third Amended and Restated Certificate of Incorporation or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

ARTICLE VI

Section 6.1.                    Liability of Directors.  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL, as the same may be amended and supplemented.

Section 6.2.                    Indemnification of Directors and Officers.  The Corporation, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, shall indemnify the directors and officers of the Corporation under said section from and against any and all of the expenses, liabilities or other matter referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administration of such a person.

Section 6.3.                    Amendments to Article VI.  Any modification of this Article VI by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such appeal on modification.

[END]

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed on its behalf this 5th day of June 2014.

ACTIVISION BLIZZARD, INC.

By:	/s/ Robert A. Kotick
Name:	Robert A. Kotick
Title:	Chief Executive Officer